Reliability Incorporated
Exhibit 99.1

RELIABILITY INCORPORATED REPORTS SECOND QUARTER 2003 RESULTS and
ANNOUNCES A LETTER OF INTENT TO ACQUIRE EZY LIFT HAS BEEN SIGNED

HOUSTON, TEXAS, July 15, 2003 - Reliability Incorporated (Nasdaq symbol REAL) today announced a net loss for the second quarter ending June 30, 2003 of $1,709,000 or $.27 per diluted share, on revenues of $439,000, compared to a net loss for the same quarter in 2002 of $1,055,000 or $.17 per diluted share, on revenues of $1,547,000. Results for the first half of 2003 were a net loss of $3,158,000 or $.50 per diluted share, on revenues of $867,000. Results for the first half of 2002 were a net loss of $2,706,000 or $.43 per diluted share, on revenues of $2,781,000. Included in operating results for the three and six month periods ended June 30,2003 are severance charges of $237,000 related to workforce reductions at the Company's Houston facility. Results for the six months ended June 30, 2002 included asset impairment and restructuring costs of $323,000 related to downsizing of the Company's Singapore facility. Backlog was $176,800 at June 30, 2003 compared to $446,000 at June 30, 2002.

Larry Edwards, President and CEO commented, "The second quarter of 2003 closed within the forecast, but the Company's revenue and the markets we serve continue to be depressed. Revenue of $439,000 was on the low end of our forecast of $400,000 to $700,000 for the second quarter of 2003. The net loss of $0.27 per diluted share was within our forecasted loss of $.25 to $.30 per share. Revenue for the second quarter of 2003 was relatively flat as compared to revenue of $453,000 for the fourth quarter 2002 and revenue of $428,000 for the first quarter 2003. However, revenue for the second quarter of 2003 was down 72% as compared to revenue of $1,547,000 for the second quarter of 2002. In response to the decline in revenues the Company reduced its staffing level in Houston by 25% and reduced R&D spending by 23% during the quarter.

"The good news is Reliability's revenue forecast for the third quarter of 2003 is higher than the revenue for each of the past three quarters, and the Company's book to bill ratio has been above 1.0 for all of 2003 and is forecasted to stay above 1.0 in the third quarter. The bad news is Reliability's revenue and the markets we serve have been depressed for the past three years, and we see no concrete evidence that our markets will improve substantially in the next six to nine months. Therefore, we feel we must diversify to reduce our reliance on the semiconductor, semiconductor equipment, computer, and telecom markets. In line with that goal, Reliability is pleased to announce that the Company has signed a letter of intent with Futura International, Inc. of Houston, Texas to acquire the intellectual property rights and all of Futura's assets related to manufacturing and marketing of the Ezy-LiftTM product line.

"Ezy-LiftTM is a unique hydraulic lifting and loading system that allows users to easily and safely load and unload up to 1000 pounds of cargo into and out of the bed of a pickup truck, automatically. Ezy-Lift targets a totally different market and customer than our current products and services and should offer us some balance in our business that is not affected by our current markets. Although Ezy-Lift will require a different marketing strategy, it fits nicely with the Company's existing manufacturing capabilities, engineering skills and accounting systems. If we are successful in completing this acquisition, we expect Ezy-Lift income to be dilutive by approximately $0.05 per share in the third and fourth quarters of 2003 before becoming accretive in 2004, as we begin manufacturing and marketing activities for this exciting new product line.

"Despite the fact that the markets the Company serve have been depressed for a very long period of time, our cash was $7.8 million as of June 30, 2003, our working capital was $8.6 million, and we have maintained the debt free status of the Company. Our current ratio was a very strong 12.1 to 1, and our net worth was $14.0 million or $2.21 per share. We received a U.S. income tax refund of $3.7 million during the second quarter of 2003 and completed the sale of the Company's former Costa Rica facility for $825,000 during the first quarter of 2003. In the first half of 2003 we continued to invest in R&D, but at a slower rate in order to control cost. The Company will continue to review expenses and cost controls but also will continue to invest in the future, via capital asset investments, research and development for new products, acquisitions, and may, from time to time, repurchase Reliability stock, when appropriate, but at lower rates.

"The following statements are forward looking, based on our current expectations, and actual results may differ materially. We are still concerned by the uncertainty in the global economy, and the continuing lack of growth in the semiconductor industry and the semiconductor equipment industry. The U.S. test and assembly industry has now had 33 straight months of declining or depressed revenue, and there is little indication that things will improve in the next quarter or two. Therefore, we expect the Company's revenue will continue to bump along at depressed levels for the third quarter of 2003. We are forecasting a loss of $.22 to $.30 per diluted share for the third quarter of 2003, on revenues of $0.45 to $0.6 million.

"Nonetheless, we have refocused and repositioned our products and services, and we are optimistic about the long-term opportunities and challenges that we face. We believe that when the semiconductor industry recovers, demand for Testing Products and Services that can provide equipment to deliver higher power and offer greater heat removal will lead the recovery. We also believe that Reliability has logical solutions to these more stringent technical specifications with our Criteria 18HD,

Criteria 18HP, and Criteria 20 systems. However, as time passes customers continue to increase the technical specifications of the systems that they would like to purchase. Therefore, we must continue to develop features for our systems to keep up with the changing needs and the higher performance that is required. As we work toward completion of the Ezy-Lift acquisition, we are excited by the potential of this new market, and the balance it should offer to the Company's business. With a solid balance sheet and a new set of product features and services, we believe the Company is well positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in acquisitions, R&D and capital equipment in order to keep the Company positioned for growth in the future."

For more information see the Company's web site www.relinc.com.

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services. Actual results may materially differ from projections.

RELIABILITY INCORPORATED

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
REVENUES	$ 867	$ 2,781	$ 439	$ 1,547

COSTS AND EXPENSES:
Cost of revenues	1,569	2,395	819	1,231
Marketing, general and administrative	1,607	2,070	778	1,058
Research and development	833	1,484	363	785
Asset impairment, restructuring and severance costs	237	323	237	-
Total expenses	4,246	6,272	2,197	3,074
Operating (loss)	(3,379)	(3,491)	(1,758)	(1,527)
Interest income, net	36	86	20	40
Other income	185	-	29	0
(Loss) before income taxes	(3,158)	(3,405)	(1,709)	(1,487)
Provision (benefit) for income taxes	-	(699)	-	(432)
NET (LOSS)	$(3,158) =====	$(2,706) =====	$(1,709) =====	$(1,055) =====
(LOSS) PER SHARE:
Basic	$( .50) =====	$( .43) =====	$( .27) =====	$( .17) =====
Diluted	$( .50) =====	$( .43) =====	$( .27) =====	$( .17) =====
Weighted average shares:
Basic	6,336 =====	6,336 =====	6,336 =====	6,336 =====
Diluted	6,336 =====	6,336 =====	6,336 =====	6,336 =====

RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	June 30, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$ 7,764	$ 6,117
Accounts receivable	284	296
Inventories	1,243	1,326
Refundable income taxes	-	3,677
Other current assets	50	86
Total current assets	9,341	11,502
Property, plant and equipment, at cost, net of accumulated depreciation of $14,521 in 2003 and $14,130 in 2002	4,077	4,423

Investments	158	178
Assets held for sale	1,335	2,005
	$14,911 =====	$18,108 =====

Current liabilities:
Accounts payable	$ 94	$ 122
Accrued liabilities	621	652
Income taxes payable	20	29
Accrued restructuring costs	37	92
Total current liabilities	772	895

Deferred tax liabilities	132	53

Stockholders' equity:
Common stock, without par value; 20,000,000 shares authorized; 6,690,265 shares issued in 2003 and 2002	9,614	9,614
Retained earnings	5,509	8,668
Accumulated other comprehensive (loss) income	(22)	(28)
Less treasury stock, at cost, 354,300 shares in 2003 and 2002	(1,094)	(1,094)
Total stockholders' equity	14,007	17,160
	$14,911 =====	$18,108 =====